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                                                                     EXHIBIT 3.5

                        LEARNINGEXPRESS.COM HOLDINGS LLC

                           FIRST AMENDED AND RESTATED
                  LIMITED LIABILITY COMPANY OPERATING AGREEMENT

      This First Amended and Restated Limited Liability Company Operating Agreement (the "Agreement"), effective as of the ___ day of ___________, 2000, is entered into by and among the Persons identified as Members in Schedule A annexed hereto, made a part hereof and hereby incorporated herein, each (for such period of time as it shall remain a Member hereunder) referred to individually as a "Member" and collectively as the "Members."

      WHEREAS, LearningExpress.com Operations LLC (the "LLC") was formed pursuant to the Delaware Limited Liability Company Act (the "Act") by the filing on March 15, 2000 of a Certificate of Formation (as such Certificate may be amended from time to time, the "Certificate of Formation") in the office of the Secretary of State of the State of Delaware;

      WHEREAS, pursuant to an amendment to the Certificate of Formation filed in the office of the Secretary of State of the State of Delaware on March 31, 2000, the name of the LLC was changed to LearningExpress.com LLC;

      WHEREAS, pursuant to an amendment to the Certificate of Formation filed in the office of the Secretary of State of the State of Delaware on April 12, 2000, the name of the LLC was changed to LearningExpress.com Holdings LLC;

      WHEREAS, Sharon DiMinico, Louis DiMinico, Steven P. Manfredi, Hal Cook, Charles Will and Jerry Pope entered into that certain LearningExpress.com Holdings LLC Operating Agreement as of April 13, 2000 (the "Original Agreement");

      WHEREAS, the Members (including those Persons being admitted as Members pursuant to the execution hereof) hereby wish to amend and restate the Original Agreement in its entirety; and

      WHEREAS, capitalized terms used herein, and not otherwise defined herein, have the meanings ascribed to them in Appendix I annexed hereto, made a part hereof and hereby incorporated herein;

      NOW, THEREFORE, in consideration of the mutual covenants herein expressed, the Original Agreement is hereby amended and restated in its entirety as follows:

1. Principal Office; Registered Office and Registered Agent. The principal office of the LLC shall initially be 29 Buena Vista Street, Ayer, MA 01432. The name and address of the registered agent of the LLC for service of process pursuant to the Act shall initially be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801,


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and the LLC's registered office in the State of Delaware shall be c/o The
Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The Board of Managers may, upon compliance with the applicable provisions of the Act, change the LLC's principal office, its registered office or registered agent from time to time, all as determined by the Board of Managers.

2. Purpose. The LLC was formed for the purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Act, including, without limitation, holding membership interests in LearningExpress.com LLC, a Delaware limited liability company, and engaging in any and all activities necessary, advisable, convenient or incidental thereto. The LLC shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Act. Except as otherwise required by the Act or other applicable law, in connection therewith, the Board of Managers shall have the authority to (i) exercise all the powers and privileges granted to an LLC by the Act or any other law or this Agreement, together with any powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the business, trade, purposes or activities of the LLC in the State of Delaware or in any other jurisdiction in which the LLC shall conduct business and (ii) take any other action not prohibited under the Act or other applicable law; and, except as provided in Section 3(a) hereof, no Member acting in its capacity as a Member shall have any authority, power or privilege to act on behalf of or to bind the LLC.

3. Management.

      (a) Designation and Removal of Managers. The LLC shall initially have seven managers (each, a "Manager"). For purposes of this Agreement, the term "Board of Managers" shall mean the Managers of the LLC in the aggregate acting as the governing body of the LLC. The Managers of the LLC shall be designated as follows:

            (i) So long as that certain License Agreement, dated as of November 5, 1999 by and between The Learning Express, Inc., a Massachusetts corporation ("LEI") and LearningExpress.com LLC is in full force and effect, one Manager (the "LEI-Designated Manager") shall be designated by LEI, which Manager shall initially be Sharon DiMinico.

            (ii) One Manager, who shall also be the Chairman of the Board of Managers, shall be the Person currently serving as Chief Executive Officer of the LLC, which Manager shall initially be Steven Manfredi.

            (iii) Three Managers (the "Franchisee-Designated Managers") shall be selected by the unanimous vote of the LEI-Designated Manager and the Chairman of the Board of Managers from a list of nominees submitted by LEI's Franchisee Advisory Board, which


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                  nominees must initially and continue to be franchisees in good standing with LEI. Such Managers shall initially be Kenneth Levinsohn, Ira Marks and W. Edmund Hobson.

            (iv) Two Managers (the "Independent Managers") shall initially be selected by the unanimous vote of the other five members of the Board of Managers.

Additional Managers may be appointed by Consent of the Board of Managers so long as two of the Managers voting in favor of such appointment are the LEI-Designated Manager and the Chairman of the Board of Managers. If at any time there is no Manager, the number of Managers may be determined, and one or more Managers may be designated, by approval of a Majority in Interest of the Members. A Manager's status as a Manager may be terminated, and a vacancy on the Board of Managers may be filled, as follows:

            (I) The LEI-Designated Manager may be removed or designated at any time by LEI.

            (II) If the Person currently serving as the Chief Executive Officer of the LLC is terminated and replaced by another Person, such other Person shall automatically replace such first Person as Manager and the Chairman of the Board of Managers.

            (III) Each of both the Franchisee-Designated Managers and the
                  Independent Managers may be removed or designated at any time by the Consent of the Board of Managers.


No Manager may resign from, retire from, abandon or otherwise terminate its status as a Manager except upon prior notice to the LLC. Any vacancy on the Board of Managers may be filled by Consent of the Board of Managers.

      (b) Actions of Board of Managers. Except as otherwise provided in Section 3(a) hereof, all decisions or actions to be made or taken by the Board of Managers shall require the "Consent of the Board of Managers," which shall mean the affirmative vote of more than fifty percent (50%) of the votes represented on the Board of Managers. Until there are seven Managers, each of both the LEI-Designated Manager and the Chairman of the Board of Managers shall have two votes to cast on all matters coming before the Board of Managers. The remaining Managers shall each have one vote. For avoidance of doubt, so long as the LLC has seven Managers, the Consent of the Board of Managers shall mean four affirmative votes, so long as the LLC has six Managers, the Consent of the Board of Managers shall mean five affirmative votes, so long as the LLC has five or four Managers, the Consent of the Board of Managers shall mean four affirmative votes and so long as the LLC has three Managers, the Consent of the Board of Managers shall mean three affirmative votes.


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      (c) Transactions with Affiliates. The Board of Managers may cause the LLC to enter into one or more agreements, leases, contracts or other arrangements for the furnishing to or by the LLC of goods, services or space with any Member, Manager or an Affiliate thereof, and may pay compensation thereunder for such goods, services or space, provided in each case the Board of Managers has determined in good faith that the terms of any such arrangements are in, or not opposed to, the best interests of the LLC.

      (d) Power of Managers to Bind the LLC. The signature of any Manager acting alone on any agreement, contract, instrument or other document shall be sufficient to bind the LLC in respect thereof and conclusively evidence the authority of the Board of Managers and the LLC with respect thereto, and no third party need look to any other evidence or require joinder or consent of any other party to bind the LLC or to evidence such authority.

      (e) Appointment of Officers and Other Agents. The Board of Managers may appoint one or more individuals as agents of the LLC with, in each case, such title and duties and power and authority as the Board of Managers shall determine from time to time, and such agents may be referred to as officers of the LLC; provided, however, that no such appointment by the Board of Managers shall by itself cause any Manager to cease to be a "manager" of the LLC within the meaning of the Act or this Agreement or restrict the ability of any Manager to exercise the powers so delegated. Unless the authority of the agent designated as the officer in question is limited in the document appointing such officer or is otherwise specified by the Board of Managers, any officer so appointed shall have the same authority to act for the LLC as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority. The initial officers of the LLC shall be as follows:

            Chairman of the Board of Managers:        Steven P. Manfredi
            Chief Executive Officer:                  Steven P. Manfredi
            Chief Operating Officer:                  Michael J. Sanders
            Chief Financial Officer:                  Glenn E. Davis

      (f) Standard of Care for Board of Managers. The Managers shall perform their duties hereunder in good faith and with that degree of care that an ordinarily prudent Person in a like position would use under similar circumstances. The Board of Managers shall be entitled to rely, in the performance of such duties, on information, opinions, reports or statements, including financial statements, in each case prepared by one or more agents or employees, counsel, public accountants or other Persons employed by the LLC, as to matters that such Managers believe to be within such Persons' special competence.

      (g) Board of Manager Observer. So long as that certain License Agreement by and between The Learning Express, Inc. and LearningExpress.com LLC is in full force and effect, the LEI-Designated Manager may invite one observer to the Board of Managers who, while having no voting rights, shall be permitted to attend meetings of the Board of Managers. Such observer to the Board of Managers must be a member of management of The Learning Express, Inc. and may be removed at any time by the LEI-Designated Manager.

4. Capital Contributions; Capital Accounts; and Liability of Members.

      (a) Capital of Members. The capital contributions that each Member has made to the LLC on or before the date of this Agreement are set forth on Schedule A, and


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the number of Shares owned by such Member is also set forth on such Schedule A.
The Board of Managers shall amend Schedule A from time to time to properly reflect any changes in the capital contributions made by, or the number of Shares owned by, the Members.

      (b) Additional Capital. No Member shall be obligated to contribute any additional capital to the LLC.

      (c) Capital Accounts. A separate capital account (each, a "Capital Account") shall be established for each Member and shall be maintained in accordance with applicable regulations ("Treasury Regulations") under the Internal Revenue Code of 1986, as amended (the "Code").

      (d) Liability of Members. The liability of a Member for the losses, debts and obligations of the LLC shall be limited to its capital contributions theretofore made to the LLC by such Member (or its predecessor in interest) which have not been repaid to or withdrawn by such Member (or its predecessor in interest) in accordance with the terms of this Agreement. No Member, in its capacity as a Member, shall have any liability to restore any negative balance in its Capital Account.

      (e) Admission of Additional Members. Subject to any restrictions or other applicable procedures imposed by this Agreement (including the Statement of Designations attached hereto as Appendix II), additional members may be admitted to the LLC on such terms and conditions as may be specified by the Board of Managers. In connection with any such admission, including any admission due to a Transfer of all or part of an interest under Section 8 hereof, Schedule A shall be amended by the Board of Managers to reflect the inclusion of the additional Member(s). The Board of Managers is hereby authorized to amend this Agreement, without the consent of any Member, to provide for additional classes or groups of members of the LLC having such relative rights, powers and duties as the Board of Managers shall determine in its sole discretion, including but not limited to rights, power and duties senior to existing classes or groups of members.

5. Return of Contributions. No Member shall have the right to withdraw or to be repaid any capital contributed by it or to receive any other payment in respect of such Member's interest in the LLC, including without limitation as a result of the withdrawal or resignation of such Member from the LLC, except as specifically provided in this Agreement.

6. Distributions.

      (a) Statement of Designations Incorporated by Reference. The Statement of Designations attached hereto as Appendix II (the "Statement of Designations") is incorporated herein by reference, and its provisions, including without limitation its provisions regarding distributions with respect to Series A Preferred Shares, constitute an integral part of this Agreement.


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      (b) Distributions. Except as otherwise provided in the Statement of
Designations with respect to distributions upon liquidation of the LLC, the Board of Managers may determine in its sole discretion to cause the LLC to make distributions of net cash flow available for distribution, less expenses of the LLC and reasonable reserves, all as determined by the Board of Managers, among the Members in accordance with the provisions of Section 4 of the Statement of Designations. All distributions on liquidation of the LLC shall be made in accordance with the provisions of Section 5 of the Statement of Designations.

      (c) Distributions of Cash and Other Property. Except as the Board of Managers may otherwise determine, all distributions to Members shall be made in cash. If any assets of the LLC are distributed in kind, such assets shall be distributed on the basis of their fair market value as determined by the Board of Managers. Any amounts not distributed upon liquidation of the LLC pursuant to
Section 6(b) hereof on account of expenses and reserves shall serve to reduce the distributions made to each Member pursuant to Section 6(b) hereof in a manner reasonably determined by the Board of Managers. Any such reserves as remain after payment of contingent liabilities shall be distributed to the Members in the manner in which they served to reduce the distributions thereto.

      (d) Tax Distributions. The Board of Managers shall, to the extent of the cash then available to the LLC, make a distribution (a "Tax Distribution") to the Members entitled thereto not later than the date specified below. The LLC shall make a Tax Distribution prior to the tenth day of April, June, September and January of each fiscal year in an amount equal to one quarter (1/4) of the Members' Estimated Tax Liability. For purposes of this Section 6(d), the "Members' Estimated Tax Liability" means the product of (i) the taxable income of the LLC for the then current fiscal year (except that the January distribution shall be for the previous calendar quarter), as projected from time to time in good faith by the Board of Managers multiplied by (ii) the Tax Distribution Rate, which amount shall be distributed among the Members pro rata in proportion to their respective estimated allocable shares of such taxable income for such year, as so projected; provided, however, that the Tax Distribution payable to the Members for a fiscal year (or portion thereof) shall be reduced to reflect net losses and deductions (i.e., the excess of losses and deductions over income and gains) and credits allocated by the LLC to the Members generally for federal income tax purposes in any and all earlier periods (except to the extent previously applied to reduce a Tax Distribution or to the extent the carryforward period for such losses or credits has expired). For purposes of this Section 6(d), the "Tax Distribution Rate" shall initially mean 45% or such other percentage as may be approved by the Board of Managers from time to time as the approximate highest current marginal combined federal and state income tax rate applicable to an individual resident in Massachusetts (determined after giving effect to the deduction (if allowable) of state income taxes for federal income tax purposes). All amounts


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distributed to Members pursuant to this Section 6(d) shall be advances of amounts otherwise distributable to Members under the provisions of Section 6 hereof.

      (e) Withholding of Taxes. Each Member hereby authorizes the LLC to withhold and pay over any withholding or other taxes payable by the LLC as a result of such Member's status as a Member. Such Member shall be deemed for all purposes of this Agreement to have received a distribution from the LLC in the amount and as of the time each such withholding is paid by the LLC.

7. Allocations and Certain Tax Matters.

      (a) Allocations of Income, Gain, Deduction and Loss. All items of income, gain, deduction and loss of the LLC as determined for federal income tax purposes shall be allocated among the Members, and shall be credited or debited to their respective Capital Accounts in accordance with Treasury Regulation
Section 1.704-1(b)(2)(iv), so as to ensure to the maximum extent possible that such allocations satisfy the economic effect equivalence test of Treasury Regulation Section 1.704-1(b)(2)(ii)(i). In accordance therewith, all items that can have economic effect shall be allocated in such a manner that the balance of each Member's Capital Account at the end of any taxable year of the LLC (increased by the sum of (1) such Member's "share of partnership minimum gain" as defined in Treasury Regulation Section 1.704-2(g)(1) plus (2) such Member's "share of partner nonrecourse debt minimum gain" as defined in Treasury Regulation Section 1.704-2(i)(5)) would be positive in the amount of cash that such Member would receive if the LLC sold all of its assets for an amount of cash equal to the book value (as determined pursuant Treasury Regulation Section 1.704-1(b)(2)(iv)(g)) of such assets (reduced, but not below zero, by the amount of nonrecourse debt to which such property is subject) and all of the cash of the LLC remaining after payment of all liabilities (other than nonrecourse liabilities) of the LLC were distributed in liquidation of the LLC immediately following the end of such taxable year pursuant to Section 6(b) hereof. All items of income, gain, deduction and loss that cannot have economic effect (including nonrecourse deductions) shall be allocated in accordance with the Members' interests in the LLC, which, unless otherwise required by Code Section 704(b) and the Treasury Regulations thereunder, shall be in proportion to the number of Common Shares held by each Member (treating all Series A Preferred Shares as having been converted into Common Shares for purposes of this calculation).

      (b) Tax Allocations. Items of income, gain, deduction and loss for purposes of determining the Members' Capital Accounts (that is, for "book purposes") shall be determined in accordance with the same principles as such items are determined for reporting such items on the LLC's federal income tax return. All items of income, gain, deduction, loss or credit for tax purposes shall be determined in accordance with the Code and, except to the extent otherwise required by the Code, allocated to and among the Members in the same percentages in which the Members share in such items for book purposes. Notwithstanding the foregoing, if the book value of property differs from its tax basis, then for the purposes of this Agreement, all determinations of income, gain,


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deduction and loss for tax purposes shall be determined with respect to such book value in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

      (c) Certain Allocations with Respect to Contributed Property. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, items of depreciation, amortization, gain, loss, and deduction with respect to any property contributed to the capital of the LLC shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the LLC for federal income tax purposes and its initial book value, such allocation to be made by the Board of Managers in accordance with the so-called "traditional method with curative allocations solely in the case of a sale of property" as provided under Treasury Regulation Section 1.704-3(c)(iii)(B).

      (d) Tax Elections. Any elections or other decisions relating to allocations of income, gain, deduction, loss or credit hereunder or any other tax elections (including elections under Code Section 754) that must be made at the LLC level (as opposed to by the LLC's Members) shall be made (or not made) by the Board of Managers in its sole discretion.

      (e) Shares Held During Portion of Taxable Year. For purposes of determining the income, gain, loss, deduction or credit, or any other items allocable to any period, such items shall be determined on a daily, monthly, or other basis, as determined by the Board of Managers using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

      (f) Consistent Reporting. The Members are aware of the income tax consequences of the allocations made by this Section 7 and hereby agree to be bound by the provisions of this Section 7 in reporting their distributive shares of LLC income and loss for income tax purposes.

8. Restrictions on Transfers of Shares.

      (a) Restrictions in General. Prior to the completion of a firm commitment underwritten initial public offering of equity securities of the LLC or any successor, no Common Member may Transfer such Member's interest in the LLC or any part thereof, or in all or any part of the assets of the LLC, and no Common Member may withdraw from, resign from, retire from, abandon or otherwise terminate its status as a Member, except as follows:

            (1) with the Consent of the Board of Managers in connection with an approved assignment of such Member's franchise agreement or regional franchise license agreement with LEI;

            (2) as a collateral pledge of its economic interest only, to an institutional lender, and the lender will not have the right to be admitted to the LLC as a Member; or


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            (3) to an individual Common Member's family members (or the family members of any individual who controls an entity that is a Common Member) and trusts for the benefit of such family members for estate planning purposes or to a deceased individual Common Member's executor or administrator.

Notwithstanding anything to the contrary herein, no Member shall transfer its interest in the LLC to the extent that such transfer would violate the Securities Act of 1933, as amended, or any other federal or state securities or blue sky laws. Subject to the immediately preceding sentence and Section 8(c) hereof, Shares held by the Series A Members (including, without limitation, Common Shares issued upon conversion of Series A Preferred Shares) shall be freely transferable.

      (b) Issuance of Shares. During the term of this Agreement, the LLC shall not issue any Shares to any Person (other than a Person which is already a Member hereunder) unless such Person agrees in writing to be bound by all of the provisions of this Agreement applicable to a Member of the relevant Member Group.

      (c) Market Stand-Off Agreement. No Member shall sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any interest in or other securities of the LLC or any successor-in-interest held by such Member or, as the case may be, the respective successors, successors in title, heirs and assigns of each such Member (including the Common Shares), for a period of time specified by a managing underwriter (not to exceed one hundred eighty (180) days in the case of any initial public offering and not to exceed ninety (90) days) in the case of any subsequent public offering) following the effective date of a registration statement of the LLC or any successor-in-interest filed under the Securities Act with respect to a firm commitment underwritten public offering. Each Member agrees to execute and deliver such other agreements as may be reasonably requested by the LLC or any successor-in-interest and/or the managing underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In order to enforce the foregoing covenant, the LLC or any successor-in-interest may impose stop-transfer instructions with respect to the Common Shares until the end of such period.

      (d) Forfeiture Upon Termination of Franchise Agreement. Prior to the completion of a firm commitment underwritten initial public offering of equity securities of the LLC or any successor, Common Shares held by any franchisee or "regional owner" of LEI shall be forfeited to the LLC immediately upon the termination of such franchisee's or regional owner's franchise agreement or franchise license agreement, as the case may be, with LEI or the termination of the amendment thereto pursuant to which such franchisee or regional owner received its Common Shares.

9. Priorities. No Member shall have any rights or priority over any other Members as to contributions or as to distributions or compensation by way of income, except as specifically provided in this Agreement (including the Statement of Designations).


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10. Term; Dissolution of the LLC.

      (a) Term. The term of the LLC shall be perpetual, unless sooner terminated as hereinafter provided.

      (b) Events of Dissolution or Liquidation. The LLC shall be dissolved upon the happening of any of the following events:

            (1) the Consent of the Board of Managers;

            (2) the sale of all or substantially all of the assets of the LLC;
      or

            (3) the entry of a decree of judicial dissolution under the Act.

Following any of the foregoing events, the Board of Managers shall proceed diligently to liquidate the assets of the LLC in a manner consistent with commercially reasonable business practices.

      (c) Distributions upon Liquidation. In connection with the liquidation of the LLC, the assets of the LLC shall be applied and distributed in the following order of priority:

            (1) to creditors of the LLC, including Members, in the order of priority provided by law, and the creation of a reserve of cash or other assets of the LLC for contingent liabilities in an amount, if any, determined by the Board of Managers to be appropriate for such purposes; and

            (2) to the Members in accordance with the provisions of Section 6.

11.   Financial and Accounting Matters.

      (a) Books and Records. The Board of Managers shall keep or cause to be kept complete and accurate books and records of the LLC, using the same methods of accounting that are used in preparing the federal income tax returns of the LLC to the extent applicable and otherwise in accordance with generally accepted accounting principles consistently applied. Such books and records shall be maintained and available, in addition to any documents and information required to be furnished to the Members under the Act, at the principal business office of the LLC for examination and copying by any Member or Manager, or its duly authorized representative, at its reasonable request and at its expense during ordinary business hours. A current list of the full name and last known address of each Member and Manager, a copy of this Agreement, any amendments thereto and the Certificate of Formation, executed copies of all powers of attorney, if any, pursuant to which this Agreement, any amendment, or the Certificate of Formation has been executed, copies of the LLC's financial statements and federal, state and local income tax returns and reports, if any, for each of the last 6 fiscal


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years, shall be maintained at the principal business office of the LLC along with such other information, if any, as may be required to be made available to Members pursuant to Section 18-305 of the Act. On or before the due date (including extensions) of the federal income tax return of the LLC for each fiscal year of the LLC, each Member shall be furnished with copies of the LLC's federal income tax return for the fiscal year then ended and any other tax information reasonably required for state or local tax purposes.

      (b) Bank Accounts. Bank accounts and/or other accounts of the LLC shall be maintained in such banking and/or other financial institution(s) as shall be selected by the Board of Managers, and withdrawals shall be made and other activity conducted on such signature or signatures as shall be designated by the Board of Managers.

      (c) Fiscal Year. Except as otherwise required by the Code, the fiscal year (and taxable year) of the LLC shall end on December 31 of each year.

      (d) Tax Matters Partner. Steven Manfredi shall be the "tax matters partner" of the LLC for purposes of the Code, until his bankruptcy, insolvency, resignation or the designation of his successor, whichever occurs sooner. Any subsequent "tax matters partner" shall be designated from time to time by the Board of Managers.

12. Indemnity; Other Business.

      (a) Indemnity. Each Member, each Manager and any other entity or individual authorized to act on behalf of the LLC shall be entitled to indemnity from the LLC for any liability incurred and/or for any act performed within the scope of the authority conferred, and/or for any act omitted to be performed, which indemnification shall include all reasonable expenses incurred, including reasonable legal and other professional fees and expenses; provided, however, that such Person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the LLC.

      (b) Outside Interests. The Members, the Managers, and any Affiliates of any of them may engage in and possess interests in other business ventures and investment opportunities of every kind and description, independently or with others, including serving as manager and general partner of other limited liability companies and partnerships; provided, however, that no such other business venture or investment opportunity shall be in direct competition with the business and activities of the LLC. Neither the LLC nor any other Member or Manager shall have any rights in or to such ventures or opportunities or the income or profits therefrom.

13. Miscellaneous.

      (a) Binding Effect. Subject to the restrictions on Transfers set forth herein, the terms of this Agreement shall be binding upon and shall inure to the benefit of the Members, their respective successors, successors-in-title, heirs and assigns; and each and every successor-in-interest to any Member, whether such successor acquires a Share by


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way of inheritance, gift, purchase, foreclosure or any other method, shall hold such Share subject to all of the terms and provisions of this Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party hereto, who is a creditor of the LLC (including any Member acting in its capacity as a creditor of the LLC) or a creditor of any Member.

      (b) Amendment. No change, modification or amendment of this Agreement shall be valid or binding unless such change, modification or amendment is made with the consent of a Majority in Interest of the Members.

      (c) Liquidation upon IPO of LearningExpress.com LLC or any Affiliate. Each Member hereby acknowledges and agrees that, unless determined otherwise by the Board of Managers, effective upon determination of the Board of Managers in connection with completion of an initial public offering of equity securities by a corporate successor to LearningExpress.com LLC or any of its Affiliates (including the LLC), the LLC will be liquidated, without further consent or agreement of any Member, and the Members will receive shares of capital stock of the corporate successor to LearningExpress.com LLC or such Affiliate having substantially similar preferences, rights, qualifications and restrictions as pertain to their Shares immediately prior to such liquidation.

      (d) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware, notwithstanding any choice of law rules to the contrary.

      (e) Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the Members notwithstanding that all Members have not signed the same counterpart.

      (f) Notices. Any and all notices under this Agreement shall be effective
(i) on the fifth business day after being sent by certified mail, return receipt requested, postage prepaid, or (ii) on the first business day after being sent by express mail, telecopy, or commercial expedited delivery service providing a receipt for delivery. All such notices in order to be effective shall be addressed, if to the LLC at its registered office under the Act, if to a Member at the last address of record on the LLC's books, and copies of such notices shall also be sent to the last address for the recipient which is known to the sender, if different from the address so specified. Copies of such notices shall also be sent to Goulston & Storrs, P.C., 400 Atlantic Avenue, Boston, MA 02110,
Attention: Kitt Sawitsky, Esquire.

      (g) Interpretation. As used herein, the singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice-versa, unless the context otherwise requires.

      (h) Entire Agreement. This Agreement, including all Schedules and Appendices attached hereto and the Certificate of Formation, which are hereby incorporated herein, embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

      (i) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded, and (c) the balance of this Agreement shall be enforceable in accordance with its terms.

      IN WITNESS WHEREOF, the Managers and Members have executed this Agreement as of the date first above written.



MANAGERS:



----------------------
Sharon DiMinico



----------------------
Steven Manfredi



----------------------
Kenneth Levinsohn



----------------------
Ira Marks



----------------------
W. Edmund Hobson

                             MEMBER SIGNATURE PAGES


COMMON MEMBERS:



----------------------
Sharon DiMinico



SERIES A MEMBERS:



----------------------
Sharon DiMinico



----------------------
Louis DiMinico



----------------------
Charles Will



----------------------
Steven P. Manfredi



----------------------
Hal Cook



----------------------
Jerry Pope

                                   SCHEDULE A
                                       TO
                  LIMITED LIABILITY COMPANY OPERATING AGREEMENT
                                       OF
                        LEARNINGEXPRESS.COM HOLDINGS LLC

----------------------------------------------------------------------------------------
         MEMBER                  CAPITAL               CLASS OF               NUMBER OF
                               CONTRIBUTION             SHARES                 SHARES

----------------------------------------------------------------------------------------
Sharon DiMinico                  $           0     Common                        14,250
----------------------------------------------------------------------------------------
Franchisees/Regional             $           0     Common                     2,607,750
----------------------------------------------------------------------------------------
Sharon DiMinico                  $  149,999.50     Series A Preferred            85,714
----------------------------------------------------------------------------------------
Lou DiMinico                     $  149,999.50     Series A Preferred            85,714
----------------------------------------------------------------------------------------
Steven P. Manfredi               $  200,000.00     Series A Preferred           114,286
----------------------------------------------------------------------------------------
Hal Cook                         $  250,000.00     Series A Preferred           142,857
----------------------------------------------------------------------------------------
Charles Will                     $  200,000.00     Series A Preferred           114,286
----------------------------------------------------------------------------------------
Jerry Pope                       $  100,000.00     Series A Preferred            57,143
----------------------------------------------------------------------------------------
Reg. A Series A Investors        $2,712,500.00     Series A Preferred         1,550,000

----------------------------------------------------------------------------------------
TOTAL                            $   3,762,499     FULLY DILUTED              4,772,000
                                                   COMMON SHARES
----------------------------------------------------------------------------------------

                                   APPENDIX I

                                  DEFINED TERMS

      The following capitalized terms shall have the meanings specified in this Appendix I. Other capitalized terms are defined in the Statement of Designations attached hereto as Appendix II, and those terms shall have the meanings respectively ascribed to them.

      "Act" shall have the meaning set forth in the first recital to this Agreement.

      "Affiliate" means, with respect to a specified Person, any other Person that directly or indirectly controls, is under common control with, or is controlled by the specified Person. As used herein, the term "control" means the possession by a Person, directly or indirectly, of the power to direct or cause the direction of the management and policies of another Person, whether through ownership of voting securities, by contract or otherwise.

      "Agreement" shall have the meaning set forth in the Preamble to this Agreement.

      "Board of Managers" shall have the meaning set forth in Section 3(a).

      "Capital Account" shall have the meaning set forth in Section 4(c).

      "Certificate of Formation" shall have the meaning set forth in the first recital to this Agreement.

      "Code" shall have the meaning set forth in Section 4(c).

      "Common Member" means any holder of Common Shares who is not a Series A Member.

      "Common Shares" means the Shares in the LLC other than Series A Preferred Shares.

      "Consent of the Board of Managers" shall have the meaning set forth in
Section 3(b).

      "Franchisee-Designated Managers" shall have the meaning set forth in
Section 3(a)(iii).

      "Independent Managers" shall have the meaning set forth in Section
3(a)(iv).

      "LEI-Designated Manager" shall have the meaning set forth in Section 3(a)(i).

      "LEI" shall have the meaning set forth in Section 3(a)(i).

      "LLC" shall have the meaning set forth in the first recital to this Agreement.

      "Majority in Interest" means, with respect to any Member Group (or multiple Member Groups when voting collectively as a single group), more than fifty percent (50%) of the number of Common Shares owned by all Members of such Member Group (or such combined Member Groups) in the aggregate. For purposes of this definition, Series A Members shall be deemed to own the number of Common Shares into which their Series A Preferred Shares are convertible, and the number of such Series A Members' Series A Preferred Shares shall be disregarded.

      "Majority in Interest of the Franchisees" means franchisees and regional owners in good standing holding more than fifty percent (50%) of the franchised locations and regional territories of LEI.

      "Manager" shall have the meaning set forth in Section 3(a).

      "Member" and "Members" shall have the meanings set forth in the Preamble to this Agreement.

      "Member Group" means a group of Members consisting solely of the Common Members collectively or the Series A Members collectively, as the context may indicate.

      "Members' Estimated Tax Liability" shall have the meaning set forth in
Section 6(d).

      "Original Agreement" shall have the meaning set forth in the fourth recital to this Agreement.

      "Person" means any natural person or any general partnership, limited partnership, limited liability partnership, corporation, joint venture, trust, business trust, cooperative, association, or limited liability company, and shall include the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

      "Series A Members" means the Members holding Series A Preferred Shares (and any Common Shares issued upon conversion of Series A Preferred Shares) and their respective successors and assigns in respect of such Shares. All Series A Members shall retain their status as such regardless of the conversion of all or any portion of their Series A Preferred Shares into Common Shares.

      "Series A Preferred Shares" means the Series A Convertible Preferred Shares, having the rights, limitations and preferences established by the Statement of Designations.

      "Shares" means all units of membership interest in the LLC held by each Member, whether now owned or hereafter acquired. The term "Shares" includes, collectively, Common Shares and Series A Preferred Shares.

      "Statement of Designations" shall have the meaning set forth in Section 6(a).

      "Tax Distribution" shall have the meaning set forth in Section 6(d).

      "Tax Distribution Rate" shall have the meaning set forth in Section 6(d).

      "Transfer" means, when used as a noun, any disposition of Shares or any interest therein, for value or otherwise, including, without limitation, any sale, gift, bequest, assignment, pledge or encumbrance, and whether effected by contract, by operation of law or otherwise. "Transfer," when used as a verb, shall have a correlative meaning.

      "Treasury Regulations" shall have the meaning set forth in Section 4(c).

                                   APPENDIX II

                     STATEMENT OF DESIGNATIONS, PREFERENCES
    AND RIGHTS OF COMMON SHARES AND SERIES A CONVERTIBLE PREFERRED SHARES OF
                        LEARNINGEXPRESS.COM HOLDINGS LLC

      This Statement of Designations (the "Statement of Designations") constitutes an integral part of the Limited Liability Company Operating Agreement (the "Operating Agreement"), effective as of the 5th day of November, 1999, by and among the Persons listed as Members on Schedule A of the Operating Agreement, and any other Person who may be admitted as a Member pursuant to
Section 4(e) thereof, for all purposes as if the Statement of Designations had been contained in the main section thereof rather than attached thereto as an Appendix. The following is a statement of the designation and the preferences, rights, qualifications and restrictions relating to the Common Shares and the Series A Convertible Preferred Shares:

      1. Definitions. All capitalized terms used in this Statement of Designations, and not otherwise defined herein, shall have the meanings ascribed to them below. Other capitalized terms shall have the same meanings ascribed to them in the Operating Agreement. Section references used herein are to Sections of this Statement of Designations (unless otherwise specified).

            (a) "Convertible Securities" shall mean any evidences of indebtedness, Shares or other securities directly or indirectly convertible into or exchangeable for Common Shares.

            (b) "Conversion Price" shall have the meaning set forth in Section 7(a) hereof.

            (c) "Conversion Rights" shall have the meaning set forth in Section 7(a) hereof.

            (d) "Equity Securities" means any Share or other similar security of the LLC, including, without limitation, securities containing equity features and securities containing profit participation features, and any debt or equity security convertible or exchangeable, with or without consideration, into or for any Share or similar security, or any security carrying any warrant, option or right to subscribe for or to purchase any of the foregoing.

            (e) "Mandatory Conversion Date" shall have the meaning set forth in
Section 7(c)(ii) hereof.

            (f) "Original Issue Date" shall mean the date on which the first Series A Preferred Share is originally issued.

            (g) "Public Offering" shall mean an underwritten public offering of Common Shares of LearningExpress.com LLC or any of its Affiliates (including the LLC) (or common stock of any successor corporation to LearningExpress.com LLC or any such Affiliate), subsequent to which the Common Shares of LearningExpress.com LLC or such Affiliates (or shares of LearningExpress.com LLC's or such Affiliate's successor's common stock) are listed on a national securities exchange or on the Nasdaq Stock Market pursuant to an effective registration statement under the Securities Act of 1933, as amended, or any successor federal statute thereto.

            (h) "Security" means Common Shares, Series A Preferred Shares and any other securities of any type whatsoever convertible or exchangeable for Equity Securities.

            (i) "Series A Liquidation Value" shall have the meaning set forth in
Section 5(a) hereof.

      2. Designation. The series of Shares designated hereunder shall be (a) the "Common Shares" and (b) the "Series A Convertible Preferred Shares."

      3. Authorized Number. The number of Common Shares shall be 5,000,000. The number of Series A Preferred Shares shall be 3,000,000.

      4. Distributions.

      All distributions made by the LLC with respect to Shares (other than distributions in liquidation governed by Section 5 hereof) shall be made to all Members in proportion to the number of Common Shares held by each Member. For purposes of this Section 4, all Series A Preferred Shares will be deemed to have been converted into Common Shares.

      For purposes of this Section 4, unless the context requires otherwise, "distribution" shall mean the transfer of cash or property without consideration, whether by way of distribution or otherwise, payable other than in Common Shares or other securities of the LLC, or the purchase or redemption of Shares of the LLC for cash or property, including any such transfer, purchase or redemption by an Affiliate of the LLC.

5. Liquidation, Dissolution or Winding Up.

            (a) Series A Members. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the LLC, the Series A Members shall be entitled to be paid out of the assets of the LLC available for distribution to its Members before any payment shall be made to the Common Members, or owners of any other class or series of Shares, by reason of their ownership thereof, an amount equal to the greater of (i) $1.75 per Series A Preferred Share (subject to appropriate adjustment in the event of any Share distribution, Share split, combination or other similar recapitalization affecting such Shares) (the "Series A Liquidation Value"), together with an amount equal to an annual cumulative distribution of 8%, compounded annually, of the Series A Liquidation Value, calculated from the Original Issue Date to the date of such distribution, or (ii) such amount per Share as would have been payable to the Series A Members had such Series A Preferred Shares (and any other outstanding Convertible Securities) been converted into Common Shares pursuant to Section 7 hereof immediately prior to such liquidation, dissolution or winding up. If upon any such liquidation, dissolution or winding up of the LLC, the remaining assets of the LLC available for distribution to its Members shall be insufficient to pay the Series A Members the full amount to which they shall be entitled under clause (i) above, the Series A Members and Members owning any class or series of Shares ranking on liquidation on a parity with the Series A Preferred Shares shall share ratably in any distribution of the remaining assets and funds of the LLC in proportion to the respective amounts that would otherwise be distributable in respect of the Shares held by them upon such distribution if all amounts distributable on or with respect to such Shares were paid in full.

            (b) Liquidation in Connection with IPO of LearningExpress.com LLC or an Affiliate. For purposes of this Section 5, the liquidation of the LLC pursuant to Section 13(c) of the Operating Agreement shall not be treated as a dissolution and liquidation of the LLC.

      6. Voting. Except as otherwise provided herein or by law, with respect to any matter requiring a vote of the Members, each Common Share shall entitle its owner to cast one vote, and each Series A Preferred Share shall entitle its owner to cast, with respect to each such matter, a number of votes equal to the number of whole Common Shares into which such Share shall then be convertible.

      7. Conversion of Series A Preferred Shares into Common Shares. The Series A Members shall have conversion rights, and shall be subject to mandatory conversion, as follows:

            (a) Right to Convert. Each Series A Preferred Share shall be convertible, at the option of the Series A Member that owns such Share, and without the payment of additional consideration by such Member, into such number of Common Shares as is determined by dividing (i) the Series A Liquidation Value by (ii) the Conversion Price (as defined below) in effect at the time of conversion. The "Conversion Price" shall initially be $1.75 per Series A Preferred Share. Such initial Conversion Price, and the rate at which Series A Preferred Shares may be converted into Common Shares, shall be subject to adjustment as provided below.

            In the event of the liquidation of the LLC or any redemption of Series A Preferred Shares, the rights of the Series A Members to convert such Shares as provided in this Section 7 (the "Conversion Rights") shall terminate at the close of business on (i) the third full business day preceding the date fixed for the payment of any amounts distributable on liquidation or redemption to the Series A Members or (ii) any earlier Mandatory Conversion Date.

            (b) Automatic Conversion. Each Series A Preferred Share shall, without any action required on the part of any Series A Member, automatically be converted into such number of Common Shares as is determined by dividing (i) the Series A Liquidation Value by (ii) the Conversion Price in effect at the time of conversion, upon the occurrence of a Public Offering. Upon such occurrence, any Member entitled to receive the Common Shares issuable upon conversion of the Series A Preferred Shares shall not be deemed to have converted such Series A Preferred Shares until immediately prior to the closing of such Public Offering.

            (c) Mechanics of Conversion.

            (i) Before any Series A Member shall be entitled to receive Common Shares issuable upon conversion of Series A Preferred Shares pursuant to Section 7(a) hereof, it shall give written notice to the LLC that it elects to convert the same and shall state therein its name or the name or names of its nominees in which it wishes the Common Shares to be issued. The Board of Managers shall, as soon as practicable after receipt of such notice by the LLC or after a conversion pursuant to Section 7(b) hereof, amend Schedule A of the Operating Agreement accordingly.

            (ii) Voluntary conversions pursuant to Section 7(a) hereof shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series A Preferred Shares, and the Person or Persons entitled to receive the Common Shares issuable upon conversion shall be treated for all purposes as the record owner or owners of such Common Shares on such date. Automatic conversions pursuant to Section 7(b) hereof shall be deemed to have been made on the date (the "Mandatory Conversion Date") and at the time specified in Section 7(b) hereof and the Person or Persons entitled to receive the Common Shares issuable upon conversion shall be treated for all purposes as the record owner or owners of such Common Shares on such date and at such time.

            (d) Adjustment for Share Splits and Combinations. If the LLC shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Shares, the Conversion Price then in effect with respect to the Series A Preferred Shares immediately before that subdivision shall be proportionately decreased. If the LLC shall at any time or from time to time after the Original Issue Date combine the outstanding Common Shares, the Conversion Price with respect to the Series A Preferred Shares then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 7(d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

            (e) Adjustment for Certain Distributions. In the event the LLC at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of Common Members entitled to receive, a distribution payable in additional Common Shares, then and in each such event the Conversion Price for the Series A Preferred Shares then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

                  (1) the numerator of which shall be the total number of Common
            Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                  (2) the denominator of which shall be the total number of
            Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Shares issuable in payment of such distribution;

provided, however, if such record date shall have been fixed and such distribution is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for the Series A Preferred Shares shall be recomputed accordingly as of the close of business on such record date, and thereafter the Conversion Price for the Series A Preferred Shares shall be adjusted pursuant to this Section 7(e) as of the time of actual payment of such distributions; and provided further, however, that no such adjustment shall be made if the Series A Members simultaneously receive a distribution of Common Shares in a number equal to the number of Common Shares they would have received if all outstanding Series A Preferred Shares had been converted into Common Shares on the date of such event.

            (f) Adjustments for Other Distributions. In the event the LLC at any time or from time to time after the Original Issue Date of the Series A Preferred Shares shall make or issue, or fix a record date for the determination of Common Members entitled to receive, a distribution payable in Securities of the LLC other than Common Shares, then, and in each such event, provision shall be made so that the Series A Members shall receive upon conversion thereof in addition to the number of Common Shares receivable thereupon, the amount of Securities of the LLC that they would have received had the Series A Preferred Shares been converted into Common Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such Securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 7(f) with respect to the rights of the Series A Members; and provided further, however, that no such adjustment shall be made if the Series A Members simultaneously receive a distribution of such Securities in an amount equal to the amount of such securities they would have received if all outstanding Series A Preferred Shares had been converted into Common Shares on the date of such event.

            (g) Adjustment for Reclassification, Exchange or Substitution. If the Common Shares shall be changed into the same or a different number of Shares of any class or classes of Shares, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of Shares or distribution of Shares provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then, and in each such event, the Series A Members shall have the right thereafter to convert such Common Shares into the kind and amount of Shares and other securities and property receivable upon such reorganization, reclassification, or other change, as would be received by owners of the number of Common Shares into which such Series A Preferred Shares might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

            (h) Adjustment for Merger or Reorganization, Etc. In case of any consolidation or merger of the LLC with or into another entity or the sale of all or substantially all of the assets of the LLC to another entity, each Series A Preferred Share shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of Shares or other securities or property to which an owner of the number of Common Shares deliverable upon conversion of such Series A Preferred Share would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Managers) shall be made in the application of the provisions set forth in this Section 7 with respect to the rights and interest thereafter of the Series A Members, to the end that the provisions set forth in this Section 7 (including provisions with respect to changes in and other adjustments of the Conversion Price applicable to such Series A Preferred Shares) shall thereafter be applicable, as nearly as reasonably may be, in relation to any Shares or other property thereafter deliverable upon the conversion of the Series A Preferred Shares.

            (i) No Impairment. The LLC will not, by amendment of its Certificate of Formation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of Securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the LLC, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Series A Members against impairment.

            (j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price applicable to any Series A Preferred Shares pursuant to this Section 7, the LLC at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Series A Member a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The LLC shall, upon the written request at any time of any Series A Member, furnish or cause to be furnished to such Member a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price applicable to the Series A Preferred Shares then in effect, and (iii) the number of Common Shares and the amount, if any, of other property which then would be received upon the conversion of a Series A Preferred Share.

            (k) Notice of Record Date. In the event:

            (i) that the LLC makes a distribution with respect to its Common Shares payable in Common Shares or other Securities of the LLC;

            (ii) that the LLC subdivides or combines its outstanding Common Shares;

            (iii) of any reclassification of the Common Shares of the LLC (other than a subdivision or combination of its outstanding Common Shares or a distribution of Shares with respect to Common Shares), or of any consolidation or merger of the LLC into or with another entity, or of the sale of all or substantially all of the assets of the LLC; or

            (iv) of the involuntary or voluntary dissolution, liquidation or winding up of the LLC;

then the LLC shall cause to be filed at its principal office or at the office of the transfer agent of Series A Preferred Shares, and shall cause to be mailed to the Members at their last known addresses as shown on the records of the LLC or such transfer agent, at least ten days prior to the date specified in (1) below or twenty days before the date specified in (2) below, a notice stating:

                  (1) the record date of such distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the Common Members of record to be entitled to such distribution, subdivision or combination are to be determined, or

                  (2) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that Common Members of record shall be entitled to exchange their Common Shares for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.